Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Safety Shot, Inc.

(Exact name of Registrant as Specified in its Charter)

	Table 1 – Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Previously Paid	Other	Warrants(2)	Rule 457(o)	11,607,142
Previously Paid	Equity	Common Stock, par value $0.001 per share underlying Warrants(2)	Rule 457(o)	11,607,142	$4.50	$52,232,139.00	0.0000927	$4,841.92
Previously Paid	Other	Underwriter’s Warrants(2)	Rule 457(o)	442,650
Previosuly Paid	Equity	Common Stock, par value $0.001 per share underlying Underwriter’s Warrants(2)	Rule 457(o)	442,650	$4.50	$1,991,925.00	0.0000927	$184.65
	Table 2 – Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							$54,224,064.00
	Total Fees Previously Paid (3)							$8,960.17
	Total Fee Offsets
	Net Fee Due							$5,026.57

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2) In accordance with Rule 457(g) under the Securities Act, because the Ordinary Shares underlying the warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

(3) The fees paid under the Registration Statement filed on July 20, 2021 (File No. 333- 258005).